Exhibit 99.4

Lattice + Silicon Image

FAQ for Employees

THE ACQUISITION

Q:	Why are we acquiring Silicon Image?

A:	From a high level this transaction will allow us to gain scale much quicker than we could have ever built organically. We have been evaluating many deals. We are excited about this opportunity because Silicon Image is a leader in connectivity solutions and our combination will:

•	Increase our relationships with and strategic relevance to customers

•	Expand our already strong IP portfolio

•	Creates revenue and EPS growth opportunities

•	Provides opportunities for significant business synergies of more than $32 million.

•	Upon closing Lattice will be an approximately $600 million revenue run rate company with strong foundation for future growth and profitability.

Q:	How is the deal structured?

A:	The transaction is an all cash tender offer to the shareholders of Silicon Image at $7.30 per share for a total purchase price of approximately $600 million. We are paying for this purchase with a combination of our cash and new debt. Upon the closing, Lattice will own 100% of Silicon Image.

Q:	When will deal be finalized?

A:	The deal is subject to a number of contingencies, including the tender of a majority of outstanding shares by Silicon Image shareholders and regulatory approvals, but we expect to close by the end of March.

Q:	What happens between now and close?

A:	Darin will finalize the new organization structure and announce the appointment of the executive team as soon as possible. We anticipate some Silicon Image executives will be joining the Lattice management team.

Simultaneously, a core integration team, led by Mike Orr, Dan Byers and Debra Bogowitz, has commissioned Price Waterhouse Cooper to assist us in creating a 100 day plan to ready all aspects of the organization for an assimilation of this size (people, technology, efficiencies, systems, synergies, etc). Until the closing of the transaction, we remain separate companies and we and they will continue to run our businesses as usual.

Q:	Will jobs be affected by this transaction?

A:

Most positions will not be impacted. However, every acquisition of this type gives rise to an assessment of capabilities and a determination of whether certain jobs and functions are duplicative and no longer required for our business. Where it is determined to be in the best interests of the Company to eliminate positions, the affected individuals will be treated with dignity and provided separation benefits consistent with Company past practices.

Q:	Will we proceed with the LHQ site move to downtown Portland and the build out of the new site in Hillsboro?

A:	Yes. Both moves are scheduled for the March time-frame. The new downtown site will be the Company’s headquarters.

Q:	Will we continue to consider site moves for LMN and LSH?

A:	Yes. We are moving forward with our LMN build out plan and this transaction will accelerate our review of building alternatives in LSH.

Q:	Will Lattice continue doing business in our existing geographies?

A:	Yes.

Q:	What should I do between now and close?

A:	Keep running! Stay focused. Execute, execute, execute. For now it is business as usual.

Q:	Can I transact in Lattice or Silicon Image stock during this period?

A:	Provided you are not in possession of material non-public information you may continue to engage in purchases and sales of Lattice stock during the open widow period. You should not engage in any purchases or sales of Silicon Image stock if you are in possession of material non-public information. If you are a Silicon Image shareholder, you should review the tender offer materials to be filed with the SEC as described below under “Additional Information” and “Forward-Looking Statements.”

FOCAL

Q:	We are in the middle of Focal. Will that continue?

A:	Yes. Focal is in full swing and we will continue to execute to the schedule.

Q:	Do I still need to write 360 evaluations?

A:	Yes. Providing feedback to your peers, internal customers and your manager is a vital part of the focal process.

Q:	Should I still write a self-assessment?

A:	Yes. Providing input about your accomplishments is an important part of your review.

Q:	I am a manager and I have been preparing performance reviews. Should I still write them?

A:	Yes. Annual Performance is documented and recognized in the employee performance review which is a fundamental step in the Focal process.

Q:	Will Silicon Image employees be eligible for Focal?

A:	No. Silicon Image employee compensation, stock and benefits are being evaluated as part of the integration process and not in our Focal process.

Q:	Will there be a Focal Merit Budget?

A:	Lattice has established a competitive merit and equity budget for this year’s focal. We will proceed with Focal as planned. Similar to previous years, rewards will be communicated to employees along with their annual performance review.

Q:	Will our overall focal philosophy change?

A:	No. The fundamentals of the program will remain intact for the foreseeable future.

BENEFITS

Q:	Will there be any changes to my benefits package as a result of this transaction?

A:	For the most part we anticipate little to no change to our current benefit plans.

Q:	Will there be any changes to my stock plan?

A:	At this time there are no plans to change Lattice’s stock plan.

Q:	Will there be any changes to the Lattice bonus plan?

A:	At this time we do not anticipate fundamental changes to Lattice CIP or SIP bonus plans. We will of course be required to update the financial targets and MBOs once the companies are combined.

Q:	I have booked vacation in the near future (approved PTO). Do I need to reschedule it?

A:	It’s unlikely that you’ll be asked to reschedule your vacation. In most situations we anticipate the ability to honor approved PTO.

CONTACTS

Q:	Who can address my questions and concerns?

A:	Seek out your HRBP or the senior management team in your department.

Q:	How often will we get updates?

A:	Expect updates on a regular basis as the process moves forward.

ADDITIONAL INFORMATION

This communication does not constitute an offer to buy or a solicitation of an offer to sell any securities. Cayabyab Merger Corporation (“Merger Sub”) has filed a Tender Offer Statement on Schedule TO with U.S. Securities and Exchange Commission (“SEC”) containing an offer to purchase all of the outstanding shares of common stock of Silicon Image for $7.30 per share. The tender offer is being made solely by means of the offer to purchase, and the exhibits filed with respect thereto (including the letter of transmittal), which contain the full terms and conditions of the tender offer. INVESTORS AND SECURITY HOLDERS OF SILICON IMAGE ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, CAREFULLY IN

THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of these documents (if and when available) and other documents filed with the SEC by Merger Sub through the Web site maintained by the SEC at http://www.sec.gov or through Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

FORWARD-LOOKING STATEMENTS

The foregoing paragraphs contain forward-looking statements that involve estimates, assumptions, risks and uncertainties. Any statements about expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. Words or phrases such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “may,” “will,” “should,” “continue,” “ongoing,” “future,” “potential” and similar words or phrases identify forward-looking statements. The forward-looking statements in this document address a variety of subjects including, for example, the expected date of closing of the acquisition and the potential benefits of the merger. Forward-looking statements involve estimates, assumptions, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. The following factors, among others, could cause actual results to differ materially from the forward-looking statements: the risk that the transaction will not close when expected or at all; the risk that the operations of the two companies will not be integrated successfully; the failure to achieve the anticipated benefits and synergies of the transaction; the risk that Lattice or Silicon Image’s business will be adversely impacted during the pendency of the transaction; costs associated with the transaction; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the transaction; and other events that could adversely impact the completion of the transaction, including industry or economic conditions outside of the control of Lattice and Silicon Image. In addition, actual results are subject to other risks and uncertainties that relate more broadly to Lattice and Silicon Image’s overall business, including those more fully described in Lattice’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 28, 2013, and Lattice’s quarterly reports filed on Form 10-Q for the 2014 fiscal year, and those more fully described in Silicon Image’s filings with the SEC including its annual report on Form 10-K for the fiscal year ended December 31, 2013, and its quarterly reports filed on Form 10-Q for the 2014 fiscal year.

You should not unduly rely on forward-looking statements because actual results could differ materially from those expressed in any forward-looking statements. In addition, any forward-looking statement applies only as of the date on which it is made. We do not plan to, and undertake no obligation to, update any forward-looking statements to reflect events or circumstances that occur after the date on which such statements are made or to reflect the occurrence of unanticipated events.

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